Exhibit 99.1

Badger Meter Reports Record Third Quarter Earnings

MILWAUKEE--(BUSINESS WIRE)--October 19, 2009--Badger Meter, Inc. (NYSE: BMI) today reported record earnings and earnings per share for the third quarter ended September 30, 2009.

Third Quarter 2009 Highlights

  Net sales were $60,814,000 for the third quarter of 2009, an 11.6% decrease from sales of $68,826,000 for the third quarter of 2008.
  Earnings from continuing operations were a third quarter record $6,965,000, a 19.5% increase from earnings from continuing operations of $5,828,000 for the same period in 2008.
  Net earnings were a third quarter record $14,355,000, a 146.3% increase from earnings of $5,828,000 for the third quarter of 2008.
  Diluted earnings per share from continuing operations were a third quarter record $0.47, a 20.5% increase from earnings of $0.39 per diluted share for the comparable prior period.
  Diluted earnings per share were a third quarter record $0.96, a 146.2% increase from earnings of $0.39 per diluted share for the comparable prior period.

Nine Months 2009 Highlights

  Net sales were $193,901,000 for the first three quarters of 2009, an 8.5% decrease from sales of $211,906,000 for the first three quarters of 2008.
  Earnings from continuing operations were $21,695,000 for the first three quarters of 2009, a 14.9% increase from earnings from continuing operations of $18,889,000 for the comparable prior period.
  Net earnings were $29,085,000 for the first nine months of 2009, a 54.0% increase from earnings of $18,889,000 for the same period in 2008.
  Diluted earnings per share from continuing operations were $1.45, a 14.2% increase from earnings of $1.27 per diluted share for the comparable prior period.
  Diluted earnings per share were $1.95 for the first three quarters of 2009, a 53.5% increase from earnings of $1.27 per diluted share for the first nine months of the prior year.

Operations Review

“Our record third quarter earnings and earnings per share were due to a combination of factors, including recognition of a tax benefit, lower commodity costs, ongoing expense reduction efforts and strong pricing discipline,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the third quarter and nine months results include recognition of previously unrecognized tax benefits taken on prior returns for certain deductions related to the shutdown of the company’s French subsidiaries which were previously presented as discontinued operations. With the favorable completion of an IRS audit, these tax benefits were recognized in the third quarter as discontinued operations. In addition, interest expense for the quarter and year-to-date are credit balances because they include nearly $1.2 million and $0.9 million, respectively, of interest expense reversed for amounts previously accrued for these tax issues as part of continuing operations. On a per share basis, the interest credit has net after tax impacts of approximately $0.05 per share and $0.04 per share for the quarter and year-to-date, respectively.

“The gross profit margin was 39.0% in the third quarter of 2009, compared to 34.0% for the prior year quarter. Selling, engineering and administration expenses decreased 8.2% in the third quarter and 4.1% for the 2009 year-to-date, reflecting the impact of our cost-containment programs,” said Meeusen.

He said third quarter sales declined 9% in the company’s utility markets and 24% in the industrial markets. “Many of our utility customers are continuing to delay purchasing decisions while waiting to see if they will receive federal stimulus dollars for infrastructure improvements. On the industrial side, all of our product lines continue to be affected by the impact of the global recession on customer spending,” said Meeusen.

“With stimulus funding moving at a slow pace, we do not expect to see much impact from this spending in our fourth quarter. However, we are positioned to meet the ‘Buy American’ standards that will be critical when municipalities start to receive stimulus funding for their projects,” said Meeusen.

“Although the uncertainty about stimulus funding is impacting sales to our utility customers, we are excited about our recently announced contract to supply our Badger® ORION® radio-frequency products for gas meters to Duke Energy. This is our first major win in the natural gas utility market and gives us a solid foothold for further expansion in this area,” noted Meeusen.

“We remain optimistic about the future of Badger Meter. With a series of recent engineering innovations like the ORION natural gas product, opportunities for further market penetration for our AMR/AMI products, our strong financial position and long-term customer relationships, we have the key elements in place to support our continued growth,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s third quarter 2009 results on Tuesday, October 20, at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-680-0865 and entering the passcode 53006829. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PT86YQJYM. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A telephone replay of the conference call will be available through Tuesday, October 27, by dialing 1-888-286-8010 and entering the passcode 29439733. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies, developed both internally and with other technology companies, as well as the leader in providing digital connectivity to AMR/AMI technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems and advanced metering infrastructure (AMI) systems;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and in particular in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of the current global economic downturn, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  the impact of the United States and foreign government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, including recent volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal, at the supplier level and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI systems to governmental entities, which brings with it added risks, including but not limited to, Company responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the agreed-upon timetable with the governmental entity, and the Company’s expanded warranty and performance obligations;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the euro and the peso;
  the loss of certain single-source suppliers, and;
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the U.S. Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
Nine Months Ended September 30,

	2009	2008
Net sales	$193,901,000	$211,906,000
Cost of sales	$117,403,000	$137,600,000
Gross margin	$76,498,000	$74,306,000
Sales, engineering and administration	$41,705,000	$43,500,000
Operating earnings	$34,793,000	$30,806,000
Interest expense	($255,000)	$966,000
Earnings from continuing operations before income taxes	$35,048,000	$29,840,000
Provision for income taxes	$13,353,000	$10,951,000
Earnings from continuing operations	$21,695,000	$18,889,000
Earnings from discontinued operations net of income taxes	$7,390,000	$0
Net earnings	$29,085,000	$18,889,000

Earnings per share amounts:
Basic from continuing operations	$1.47	$1.30
Basic from discontinued operations	$0.50	$0.00
Total basic	$1.97	$1.30

Diluted from continuing operations	$1.45	$1.27
Diluted from discontinued operations	$0.50	$0.00
Total diluted	$1.95	$1.27

Shares used in computation of earnings per share:
Basic	14,774,985	14,517,580
Diluted	14,934,949	14,827,322

Three Months Ended September 30,

	2009	2008
Net sales	$60,814,000	$68,826,000
Cost of sales	$37,089,000	$45,418,000
Gross margin	$23,725,000	$23,408,000
Selling, engineering and administration	$13,057,000	$14,221,000
Operating earnings	$10,668,000	$9,187,000
Interest expense	($962,000)	$379,000
Earnings from continuing operations before income taxes	$11,630,000	$8,808,000
Provision for income taxes	$4,665,000	$2,980,000
Earnings from continuing operations	$6,965,000	$5,828,000
Earnings from discontinued operations net of income taxes	$7,390,000	$0
Net earnings	$14,355,000	$5,828,000

Earnings per share amounts:
Basic from continuing operations	$0.47	$0.40
Basic from discontinued operations	$0.50	$0.00
Total basic	$0.97	$0.40

Diluted from continuing operations	$0.47	$0.39
Diluted from discontinued operations	$0.49	$0.00
Total diluted	$0.96	$0.39

Shares used in computation of earnings per share:
Basic	14,830,871	14,618,072
Diluted	14,961,504	14,877,797

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

Assets	September 30	December 31
	2009	2008
	(Unaudited)

Cash	$10,920,000	$6,217,000
Receivables	36,643,000	35,767,000
Inventories	36,285,000	39,315,000
Other current assets	5,957,000	5,230,000
Total current assets	89,805,000	86,529,000

Net property, plant and equipment	62,669,000	61,823,000
Intangible assets, at cost less accumulated amortization	23,960,000	25,030,000
Other long-term assets	11,401,000	15,018,000
Goodwill	6,958,000	6,958,000

Total assets	$194,793,000	$195,358,000

Liabilities and Shareholders’ Equity

Short-term debt and current portion long-term debt	$14,611,000	$19,670,000
Payables	14,231,000	13,230,000
Accrued compensation and employee benefits	6,442,000	8,714,000
Other liabilities	1,605,000	9,175,000

Total current liabilities	36,889,000	50,789,000

Deferred income taxes	0	133,000
Long-term employee benefits and other	19,822,000	27,909,000
Long-term debt	0	5,504,000
Shareholders’ equity	138,082,000	111,023,000

Total liabilities and shareholders’ equity	$194,793,000	$195,358,000

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702